Exhibit 99.1

BlueLinx Announces Second Quarter 2023 Results
MARIETTA, GA, August 1, 2023 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended July 1, 2023.

SECOND QUARTER 2023 HIGHLIGHTS
(all comparisons are versus the prior year period unless otherwise noted)

•Net sales of $816 million, a decrease of $423 million
•Gross profit of $136 million, gross margin of 16.6% and specialty product gross margin of 19.1%
•Net income of $24 million, or $2.70 diluted earnings per share
•Adjusted net income of $26 million, or $2.91 adjusted diluted earnings per share
•Adjusted EBITDA of $49 million, 6.0% of net sales
•Operating cash generated of $64 million and free cash flow of $59 million
•Available liquidity increased to $765 million, including $418 million cash on hand
•Net debt of $153 million and net leverage ratio of 0.6x
•Completed $12 million of share repurchases

“During the second quarter, we maintained both our price and cost discipline to deliver solid results in a market that continues to be soft when compared to last year,” stated Shyam Reddy, President, and CEO of BlueLinx. “Our specialty product gross margins improved to just over 19%, and we generated operating cash of $64 million during the period, further strengthening our overall financial condition. I am very pleased with the team’s focus on our strategic initiatives and the quality of their execution,” continued Reddy.

“The building products market is improving, and two step distribution will continue to play a meaningful role given our product mix and value proposition,” continued Reddy. “We remain focused on the execution of our growth strategy and consistent in our approach to capital allocation to drive long-term value creation. During the second quarter, we invested $5 million in capital expenditures and returned $12 million to shareholders through repurchases of the company’s common stock under our existing $100 million share repurchase program. Our liquidity is exceptional and at the end of the period, net leverage was 0.6x.”

SECOND QUARTER 2023 FINANCIAL PERFORMANCE
In the second quarter of 2023, net sales were $816 million, a decrease of $423 million, or 34% when compared to the second quarter of 2022. Gross profit was $136 million, a decrease of $66 million, or 33%, year-over-year, and gross margin was 16.6%, up 30 basis points from the same period last year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels and industrial products were $571 million, a decrease of $217 million, or 28% when compared to the second quarter of 2022. This decline was due to a combination of deflation and lower volume, primarily related to engineered wood products. Gross profit from specialty product sales was $109 million, a decrease of $71 million, or 40% when compared to the second quarter of last year. Gross margin was 19.1% compared to 22.9% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $207 million, or 46%, to $245 million in the second quarter. The decrease in structural sales was due primarily to the year-over-year declines in the average composite price of framing lumber and structural panels, which were 49% and 39% respectively. Gross profit from sales of structural products was $27 million, an increase of $6 million from the prior year period, and gross margin was 11.0%, up from 4.7% in the prior year period which was impacted by wood-based commodity price deflation and a lower of cost or market adjustment recorded that was not repeated during the current period.

Selling, general and administrative (“SG&A”) expenses were $88.8 million in the second quarter, $2.6 million lower than the prior year period. The year-over-year decrease in SG&A was due primarily to lower delivery costs and variable compensation, partially offset by the inclusion of incremental operating expenses related to our acquisition of Vandermeer Forest Products.

Net income was $24 million, or $2.70 per diluted share, versus $71 million, or $7.48 per diluted share, in the prior year period. Adjusted Net Income was $26 million, or $2.91 per diluted share compared to $73 million, or $7.63 per diluted share in the second quarter of last year.

Adjusted EBITDA was $49 million, or 6.0% of net sales, for the second quarter of 2023, as compared to $112 million, or 9.1% of net sales in the second quarter of 2022.

Net cash generated from operating activities was $64 million in the second quarter of 2023 and free cash flow was $59 million. The cash generated during the second quarter was driven by net income and a net benefit from working capital, primarily related to a reduction of approximately $30 million in inventory.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During the second quarter, BlueLinx invested $5 million of cash in capital investments used to improve its distribution facilities and upgrade its fleet. Additionally, the Company purchased approximately $12 million of the company’s common stock through open market transactions under its $100 million dollar share repurchase program, with $22 million remaining under the current authorization as of July 1, 2023. Under BlueLinx’s existing share repurchase authorization, the Company may repurchase its common stock at any time or from time to time, without prior notice, subject to prevailing market conditions and other considerations.

As of July 1, 2023, total debt was $571 million, consisting of $300 million of senior secured notes that mature in 2029 and $271 million of finance leases. Available liquidity was $765 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $418 million. Net debt was $153 million, resulting in a net leverage ratio of 0.6x on trailing twelve-month Adjusted EBITDA of $259 million.

THIRD QUARTER 2023 OUTLOOK
Through the first four weeks of the third quarter of 2023, specialty product gross margin was in the range of 18.5% to 19.5% with average daily volumes consistent with what we experienced during the second quarter of 2023. Structural product gross margin was in the range of 12% to 13% given recent increases in wood-based commodity prices with relatively similar average daily sales volumes compared to the second quarter of 2023.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on August 2, 2023, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com/events-and-presentations/default.aspx, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
International Live: 1-201-689-8471

To listen to a replay of the teleconference, which will be available through August 17, 2023:

Domestic Replay: 1-844-512-2921
International Replay: 1-412-317-6671
Passcode: 13740060

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS
Noel Ryan or Stefan Neely
(720) 778-2415
investor@bluelinxco.com

Marketing & Communications
mediarequest@bluelinxco.com

NON-GAAP MEASURES
The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted). BlueLinx defines Adjusted Net Income as net income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per

Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented.

We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our senior secured notes and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could”, “expect,” “estimate,” “intend,” “may”, “project,” “plan,” “should”, “will”, “will be,” “will likely continue,” “will likely result””, “would” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution and productivity; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; and whether or not the Company will continue any share repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we distribute; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars, or other unexpected events;

successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the effect of global pandemics such as COVID-19 and other widespread public health crisis and their effects on our business ; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices; availability of third-part freight providers; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; variable interest rate risk under certain indebtedness changes in, or interpretation of, accounting principles; stock price fluctuations; the possibility that we could be the subject of securities class action litigation due to stock price volatility; possibility of unfavorable research about our business or industry or lack of coverage or reporting; activities of activist shareholders; and indebtedness terms that limit our ability to pay dividends on common stock.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands, except per share data)		(In thousands, except per share data)
Net sales	$815,967	$1,239,379	$1,613,871	$2,541,684
Cost of sales	680,164	1,037,971	1,344,529	2,049,225
Gross profit	135,803	201,408	269,342	492,459
Gross margin	16.6%	16.3%	16.7%	19.4%
Operating expenses (income):
Selling, general, and administrative	88,750	91,338	179,924	182,627
Depreciation and amortization	7,951	6,518	15,669	13,264
Amortization of deferred gains on real estate	(984)	(984)	(1,968)	(1,968)
Gains from sales of property	—	(144)	—	(144)
Other operating expenses	993	626	4,109	1,464
Total operating expenses	96,710	97,354	197,734	195,243
Operating income	39,093	104,054	71,608	297,216
Non-operating expenses:
Interest expense, net	6,311	11,255	13,998	22,548
Other expense, net	594	139	1,188	1,277
Income before provision for income taxes	32,188	92,660	56,422	273,391
Provision for income taxes	7,722	21,388	14,144	68,710
Net income	$24,466	$71,272	$42,278	$204,681

Basic income per share	$2.70	$7.64	$4.67	$21.49
Diluted income per share	$2.70	$7.48	$4.67	$21.07

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 1, 2023	December 31, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$418,325	$298,943
Receivables, less allowances of $3,182 and $3,449, respectively	294,341	251,555
Inventories, net	379,312	484,313
Other current assets	45,290	42,121
Total current assets	1,137,268	1,076,932
Property and equipment, at cost	373,524	360,869
Accumulated depreciation	(163,029)	(155,260)
Property and equipment, net	210,495	205,609
Operating lease right-of-use assets	43,601	45,717
Goodwill	55,372	55,372
Intangible assets, net	32,841	34,989
Deferred tax assets	55,542	56,169
Other non-current assets	15,351	15,254
Total assets	$1,550,470	$1,490,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$190,130	$151,626
Accrued compensation	14,110	22,556
Finance lease liabilities - short-term	8,238	7,089
Operating lease liabilities - short-term	7,085	7,432
Real estate deferred gains - short-term	3,935	3,935
Pension benefit obligation - short-term	2,087	1,521
Other current liabilities	19,058	16,518
Total current liabilities	244,643	210,677
Non-current liabilities:
Long-term debt, net of debt issuance costs of $3,651 and $4,057, respectively	293,083	292,424
Finance lease liabilities - long-term	262,950	265,986
Operating lease liabilities - long-term	37,853	40,011
Real estate deferred gains - long-term	68,501	70,403
Other non-current liabilities	20,669	20,512
Total liabilities	927,699	900,013
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,008,476 and 9,048,603 outstanding on July 1, 2023 and December 31, 2022, respectively	90	90
Additional paid-in capital	190,770	200,748
Accumulated other comprehensive loss	(30,970)	(31,412)
Accumulated stockholders’ equity	462,881	420,603
Total stockholders’ equity	622,771	590,029
Total liabilities and stockholders’ equity	$1,550,470	$1,490,042

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands)
Cash flows from operating activities:
Net income	$24,466	$71,272	$42,278	$204,681
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	7,951	6,518	15,669	13,264
Amortization of debt discount and issuance costs	330	230	659	493
Gains from sales of property	—	(144)	—	(144)
Deferred income tax	337	(758)	550	(2,752)
Amortization of deferred gains from real estate	(984)	(984)	(1,968)	(1,968)
Share-based compensation	1,926	1,775	6,495	3,937
Changes in operating assets and liabilities:
Accounts receivable	4,547	74,397	(42,786)	(83,022)
Inventories	30,012	(15,093)	105,001	(89,190)
Accounts payable	13,084	9,443	38,504	59,515
Taxes payable	—	(36,595)	—	10,462
Pension contributions	—	(261)	—	(482)
Other current assets	(15,995)	(2,798)	(3,169)	(3,399)
Other assets and liabilities	(1,521)	(5,809)	(8,115)	(7,965)
Net cash provided by operating activities	64,153	101,193	153,118	103,430

Cash flows from investing activities:
Proceeds from sale of assets	91	482	128	531
Property and equipment investments	(5,031)	(4,373)	(14,039)	(6,882)
Net cash used in investing activities	(4,940)	(3,891)	(13,911)	(6,351)

Cash flows from financing activities:
Common stock repurchase and retirement	(11,599)	(60,000)	(11,599)	(66,427)
Repurchase of shares to satisfy employee tax withholdings	(3,390)	(5,777)	(3,960)	(6,170)
Principal payments on finance lease liabilities	(2,133)	(1,011)	(4,266)	(4,733)
Net cash used in financing activities	(17,122)	(66,788)	(19,825)	(77,330)

Net change in cash and cash equivalents	42,091	30,514	119,382	19,749
Cash and cash equivalents at beginning of period	376,234	74,438	298,943	85,203
Cash and cash equivalents at end of period	$418,325	$104,952	$418,325	$104,952

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Trailing Twelve Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands)		(In thousands)		(In thousands)
Net income	$24,466	$71,272	$42,278	$204,681	$133,773	$325,499
Adjustments:
Depreciation and amortization	7,951	6,518	15,669	13,264	30,018	26,911
Interest expense, net	6,311	11,255	13,998	22,548	33,722	41,074
Term loan debt issuance costs(1)	—	—	—	—	—	1,603
Provision for income taxes	7,722	21,388	14,144	68,710	44,019	109,799
Share-based compensation expense	1,926	1,775	6,495	3,937	12,175	7,125
Amortization of deferred gains on real estate	(984)	(984)	(1,968)	(1,968)	(3,934)	(3,937)
Gain from sales of property(1)	—	(144)	—	(144)	—	(7,284)
Pension termination and related expenses(1)(2)	594	—	1,188	—	1,188	—
Acquisition-related costs(1)(3)	494	—	1,188	—	1,849	—
Restructuring and other(1)(4)	499	1,126	2,921	3,464		4,747
Adjusted EBITDA	$48,979	$112,206	$95,913	$314,492	$259,163	$505,537

(1)Reflects non-recurring items of approximately $1.6 million in beneficial items to the current quarterly period and approximately $1.0 million in beneficial items to the prior quarterly period. For the current year six-month period, reflects non-recurring, beneficial items of approximately $5.3 million and the prior year six-month period reflects $3.3 million of non-recurring, beneficial items. For the trailing twelve months ended, reflects approximately $3.0 million of non-recurring, beneficial items, and approximately $5.7 million of non-recurring, beneficial items, in the prior trailing twelve- month period.
(2)Reflects expenses related to our previously disclosed termination of the BlueLinx Corporation Hourly Retirement Plan.
(3)Reflects primarily legal, professional, technology and other integration costs.
(4)Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following tables reconciles net income and diluted income per share to adjusted net income and adjusted diluted income per share:

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands, except per share data)		(In thousands, except per share data)
Net income	$24,466	$71,272	$42,278	$204,681
Adjustments:
Share-based compensation expense	1,926	1,775	6,495	3,937
Amortization of deferred gains on real estate	(984)	(984)	(1,968)	(1,968)
Gain from sales of property	—	(144)	—	(144)
Pension termination and related expenses	594	—	1,188	—
Acquisition-related costs	494	—	1,188	—
Restructuring and other	499	1,126	2,921	3,464
Tax impacts of reconciling items above (1)	(607)	(409)	(2,463)	(1,329)
Adjusted net income	$26,388	$72,636	$49,639	$208,641

Basic EPS	$2.70	$7.64	$4.67	$21.49
Diluted EPS	$2.70	$7.48	$4.67	$21.07

Weighted average shares outstanding - Basic	9,040	9,324	9,034	9,522
Weighted average shares outstanding - Diluted	9,057	9,520	9,050	9,710

Non-GAAP Adjusted Basic EPS	$2.92	$7.79	$5.48	$21.91
Non-GAAP Adjusted Diluted EPS	$2.91	$7.63	$5.48	$21.48

(1)Tax impact calculated based on the effective tax rate for the respective three and six-month periods presented.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands)
Net sales	$815,967	$1,239,379	$1,613,871	$2,541,684
Adjusted EBITDA	48,979	112,206	95,913	314,492
Adjusted EBITDA margin	6.0%	9.1%	5.9%	12.4%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands)
Net sales by product category
Specialty products	$570,990	$787,860	$1,138,828	$1,555,767
Structural products	244,977	451,519	475,043	985,917
Total net sales	$815,967	$1,239,379	$1,613,871	$2,541,684

Gross profit by product category
Specialty products	$108,841	$180,254	$215,468	$364,353
Structural products	26,962	21,154	53,874	128,106
Total gross profit	$135,803	$201,408	$269,342	$492,459

Gross margin % by product category
Specialty products	19.1%	22.9%	18.9%	23.4%
Structural products	11.0%	4.7%	11.3%	13.0%
Total gross margin %	16.6%	16.3%	16.7%	19.4%

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Period Ending
	July 1, 2023	July 2, 2022
	(In thousands)
Finance lease liabilities - short term	$8,238	$8,036
Long term debt(1)	300,000	300,000
Finance lease liabilities - long term	262,950	263,389
Total debt	571,188	571,425
Less: available cash	418,325	104,952
Net Debt	152,863	466,473
Trailing twelve month Adjusted EBITDA	$259,163	$505,537
Net Leverage Ratio	0.6x	0.9x

(1) For the period ended July 1, 2023 and July 2, 2022, our long-term debt is comprised of $300.0 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our condensed consolidated balance sheets at $293.1 million and $291.8 million at July 1, 2023 and July 2, 2022, respectively. This presentation is net of their discount of $3.3 million and $3.8 million and the combined carrying value of our debt issuance costs of $3.7 million and $4.5 million as of July 1, 2023 and July 2, 2022, respectively. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule presents free cash flow:

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
	(In thousands)
Net cash provided by operating activities	$64,153	$101,193	$153,118	$103,430
Less: Property and equipment investments	(5,031)	(4,373)	(14,039)	(6,882)
Free cash flow	$59,122	$96,820	$139,079	$96,548